UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 7, 2006

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction
of Incorporation)

000-24990	94-1266151
(Commission File Number)	(I.R.S. Employer Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.02                                             Termination of a Material Definitive Agreement

Effective April 7, 2006, Christa C. Leonard resigned as Vice President and Treasurer of Westaff, Inc. (the “Company”) to pursue other interests. As a result, her employment contract, dated November 15, 2000, as amended (the “Employment Contract”) terminated on the same day.

Under the Employment Contract, Ms. Leonard was entitled to three month’s advance notice of termination and was eligible to receive transition compensation for up to one year following a change in control of the Company, or in the event of her job elimination, and she had not been offered a comparable position, similar in responsibility, skill requirements and work schedule, within 30 miles of her then current primary place of work, with a salary of no less then 90% of her then current salary. The transition compensation was payable in the form of a single lump sum cash payment equivalent to twenty-six (26) weeks of her then current pay, less appropriate withholdings, provided that she was an active regular employee or on an approved leave of absence of no more than six (6) months in the twelve (12) month-period prior to the time of position elimination or restructuring, she had not voluntarily terminated her employment prior to the elimination of her position, and she had not been dismissed for cause or performance-related issues. Due to Ms. Leonard’s resignation, she was not entitled to any of the above compensation.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)                                 Effective April 7, 2006, Christa C. Leonard resigned as Vice President and Treasurer of the Company to pursue other interests. John P. Sanders, the Company’s Senior Vice President and Chief Financial Officer will fulfill the duties of the Treasurer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

	By:	/s/ Patricia M. Newman
Patricia M. Newman
President and Chief Executive Officer
Date: April 10, 2006